                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        Margainin Pharmaceuticals Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                        Margainin Pharmaceuticals Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                         MAGAININ PHARMACEUTICALS INC.
                               5110 Campus Drive
                          Plymouth Meeting, PA 19462
                              __________________

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 22, 2000
                              __________________

TO THE STOCKHOLDERS OF
MAGAININ PHARMACEUTICALS INC.:

  Notice is hereby given that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of MAGAININ PHARMACEUTICALS INC. (the "Company" or "Magainin") will be held at the Summerfield Suites Hotel, 501 East Germantown Pike, East Norriton, Pennsylvania 19401 on May 22, 2000, at 10:00 a.m., local time, for the following purposes:

  1. To elect eight directors, and

  2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

  Only stockholders of record as of the close of business on March 24, 2000 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of stockholders of the Company as of the close of business on March 24, 2000 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company's executive offices at 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462.

                                    By order of the board of directors,



                                    Michael R. Dougherty
                                    Secretary

Plymouth Meeting, Pennsylvania
April 14, 2000

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                         MAGAININ PHARMACEUTICALS INC.
                               5110 Campus Drive
                           Plymouth Meeting, PA 19462
                               __________________

                              PROXY STATEMENT FOR
                      2000 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 2000
                               __________________

  This proxy statement and the accompanying form of proxy are being mailed on or about April 14, 2000 to the stockholders of Magainin Pharmaceuticals Inc. (the "Company" or "Magainin"). These materials are being furnished in connection with the solicitation by the board of directors of the Company of proxies to be voted at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Summerfield Suites Hotel, 501 East Germantown Pike, East Norriton, Pennsylvania 19401 on May 22, 2000, at 10:00 a.m., local time, and at any adjournments thereof.

  At the Annual Meeting, stockholders of the Company will be asked to vote upon the election of eight directors.

  The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

  The Company's Annual Report to Stockholders for the year ended December 31, 1999, including financial statements, is being mailed to stockholders with this proxy statement, but does not constitute a part of this proxy statement. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, is available without charge upon written request to Investor Relations, Magainin Pharmaceuticals Inc., 5110 Campus Drive, Plymouth Meeting, PA, 19462.

                             VOTING AT THE MEETING


  Holders of record of shares of the Company's Common Stock at the close of business on March 24, 2000 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, there were 27,108,666 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such stockholder's name.

  The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum.

  Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a stockholder may authorize the voting of his, her or its shares at the Annual Meeting. The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted as recommended by the board of directors. If any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

  Directors are to be elected at the Annual Meeting by a plurality of the votes cast by holders of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. With regard to the election of directors, votes may be cast in favor of a director nominee or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect other than for purposes of determining the presence of a quorum.

  Execution of the accompanying proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

  The Company believes that brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the authority to vote those shares with respect to the election of directors, if they have not received instructions from the beneficial owner. A failure by brokers to vote those shares will have no effect in the outcome of the election of directors, as the directors are to be elected by a plurality of the votes cast.

  Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

                             ELECTION OF DIRECTORS

  The board of directors of the Company consists of such number of directors as is fixed from time to time by resolution adopted by the board of directors. At the Annual Meeting, eight directors are to be elected. The term of office for each director elected at the Annual Meeting will expire at the Company's 2001 Annual Meeting of Stockholders, and each director will hold office until the election and qualification of the director's successor or until the director's earlier death, removal or resignation.

  The board of directors, upon the recommendation of the Nominating Committee, has nominated Dr. Zola P. Horovitz, Dr. Bernard Canavan, Michael R. Dougherty, Dr. Roy C. Levitt, Dr. Charles A. Sanders, Robert F. Shapiro, Dr. James B. Wyngaarden and Dr. Michael A. Zasloff for election as directors of the Company to serve until the 2001 Annual Meeting of Stockholders. All nominees are presently directors of the Company whose terms expire at the Annual Meeting.

  All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The board of directors believes all nominees will be able to serve as directors; if this should not be the case; however, the proxies may be voted for one or more substitute nominees to be designated by the board of directors or the board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW.

                             ---------------------
                             NOMINEES FOR ELECTION
                             ---------------------


                                  Year First
                                    Became
Name of Director             Age   Director          Principal Occupations During Past Five Years and Certain Directorships
----------------             ---  ----------         ----------------------------------------------------------------------
Zola P. Horovitz, Ph.D.       65     1995        Dr. Horovitz has served as Chairman of the Board of Directors since August 1998, and a director of the Company since 1995. Dr. Horovitz was employed by Bristol-
                                                 Myers Squibb Company ("Bristol-Myers") and its predecessor, Squibb Corporation, for over thirty years. At the time of his retirement in 1994, Dr. Horovitz was Vice
                                                 President of Business Development at Bristol-Myers. Dr. Horovitz is currently a consultant to the pharmaceutical and biotechnology industries, and is a director of
                                                 Avigen, Inc., BioCryst Pharmaceuticals, Inc., Clinicor, Inc., Diacrin, Inc.,
                                                 HeavenlyDoor.com, Shire Pharmaceuticals Group P.L.C. and Synaptic Pharmaceutical
                                                 Corporation.

Bernard Canavan, M.D.         64     1994        Dr. Canavan has served as a director of the Company since 1994. Dr. Canavan was employed by American Home Products Corporation for over twenty-five years until his retirement in February 1994. From June 1990 until January 1994, he was President of
                                                 American Home Products Corporation and was responsible for all operations, including its pharmaceutical businesses worldwide. Previously, Dr. Canavan was
                                                 Chairman and Chief Executive Officer of American Home Products Corporation's
                                                 pharmaceutical company, Wyeth-Ayerst Laboratories. Dr. Canavan is also a director of Shire Pharmaceuticals Group P.L.C.

                                  Year First
                                    Became
Name of Director             Age   Director           Principal Occupations During Past Five Years and Certain Directorships
----------------             ---  ----------          ----------------------------------------------------------------------
Michael R. Dougherty          42     1997         Mr. Dougherty has served as President and Chief Executive Officer of the Company
                                                  since August 1998. Mr. Dougherty served as Executive Vice President of the Company from March 1995 through August 1998, and as a Director since August, 1997. From
                                                  August 1993, when he joined the Company, until March 1995, Mr. Dougherty served as
                                                  Senior Vice President. Mr. Dougherty has served as Chief Financial Officer of the
                                                  Company since August 1993. Prior to joining the Company, Mr. Dougherty served in the following capacities at Centocor, Inc. (a biopharmaceutical company): Senior
                                                  Vice President, Chief Financial Officer and Treasurer, from February 1992 to
                                                  August 1993, Vice President Corporate Finance from May 1990 to February 1992 and
                                                  Treasurer from June 1986 to May 1990.

Roy C. Levitt, M.D.           46     1997         Dr. Levitt has served as Executive Vice President and Chief Operating Officer of
                                                  the Company since August 1998. Dr. Levitt was appointed head of Research and
                                                  Development at the Company, and a Director in August, 1997. Dr. Levitt has served as Executive Vice President since joining the Company in January 1996. Prior to joining the Company, Dr. Levitt was a faculty member at Johns Hopkins University in the Department of Anesthesiology and Critical Care Medicine, from 1986 to 1995, in Neurological Surgery from 1995 to 1996 and in Environmental Health Sciences from 1988 to 1996.

Charles A. Sanders, M.D.      68     1996         Dr. Sanders has served as a director of the Company since September 1996. Dr.
                                                  Sanders is the retired Chairman and Chief Executive Officer of Glaxo Inc., where he was employed from 1989 to 1995. Previously, Dr. Sanders was Vice Chairman of
                                                  Squibb Corporation and also served as General Director of Massachusetts General
                                                  Hospital. Dr. Sanders is a director of Biopure Corporation, Genentech, Inc.,
                                                  Kendle International Inc., Pharmacopeia, Inc., Scios Inc., StaffMark, Inc.,
                                                  Trimeris, Inc. and Vertex Pharmaceuticals Incorporated.

Robert F. Shapiro             65     1996         Mr. Shapiro has served as a director of the Company since September 1996. In 1997,
                                                  Mr. Shapiro joined Klingenstein, Fields and Co., LLC, an investment management firm, as Vice Chairman and Partner. Since 1988, Mr. Shapiro has also served as
                                                  President of RFS & Associates, Inc., a private investment and consulting firm.
                                                  Previously, Mr. Shapiro served as President and Co-Chairman of Wertheim Schroder &
                                                  Co., Inc. and Chairman of New Street Capital Corporation, investment banking firms. Mr. Shapiro is a director of The Burnham Fund, Inc. and The TJX Companies,
                                                  Inc.

                                  Year First
                                    Became
Name of Director             Age   Director           Principal Occupations During Past Five Years and Certain Directorships
----------------             ---  ----------          ----------------------------------------------------------------------
James B. Wyngaarden, M.D.     75     1996       Dr. Wyngaarden has served as a director of the Company since September 1996. Since
                                                1996, Dr. Wyngaarden has been a partner in the Washington Advisory Group, a consulting firm. From 1995 to 1997, Dr. Wyngaarden was Senior Associate Dean,
                                                International Affairs, University of Pennsylvania Medical School. From 1990 to 1994,
                                                Dr. Wyngaarden was Foreign Secretary of the U.S. National Academy of Sciences and
                                                Institute of Medicine. From 1990 to 1994, Dr. Wyngaarden also served as Associate
                                                Dean at Duke University Medical School. From 1956 to 1994, Dr. Wyngaarden served as a Professor of Medicine at Duke University Medical School. Dr. Wyngaarden previously served in several capacities, including as the Director of the National Institutes of Health from 1982 to 1989. Dr. Wyngaarden is a director of Human Genome Sciences,
                                                Inc. and Hybridon, Inc.

Michael A. Zasloff, M.D.,
 Ph.D.                        54     1988       Dr. Zasloff has served as Executive Vice President of the Company since July 1992.
                                                In July 1996, Dr. Zasloff was appointed Vice Chairman of the Board. From 1988 until
                                                Dr. Zasloff joined the Company on a full-time basis in July 1992, Dr. Zasloff was the Company's Chief Scientific Advisor and served as the Charles E.H. Upham
                                                Professor, Department of Pediatrics and Genetics, at the University of Pennsylvania
                                                School of Medicine, and Chief, Division of Human Genetics and Molecular Biology, at
                                                the Children's Hospital of Philadelphia. From 1982 until 1988, Dr. Zasloff was
                                                Chief, Human Genetics Branch, National Institutes of Child Health and Human
                                                Development, at the National Institutes of Health. Dr. Zasloff currently also serves as Adjunct Professor, Department of Human Genetics and Orthopedics, at the
                                                University of Pennsylvania School of Medicine.

General Information Concerning the Board of Directors and Its Committees

  The board of directors of the Company met on six occasions during 1999. The Delaware General Corporation Law provides that the board of directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each of which shall consist of one or more directors. The board of directors annually elects from its members an Executive Committee, Audit Committee, Compensation Committee and Nominating Committee. Each director attended in the aggregate at least 75% of the meetings of the board of directors held during the period for which he was a director, and the meetings of the committee or committees on which he served during such period.

  Executive Committee. The Executive Committee may exercise, with certain exceptions, all of the authority of the board in the management of the business and affairs of the Company. The Executive Committee is intended to serve in the event that action must be taken by the board of directors at a time when convening a meeting of the entire board is not feasible. The Executive Committee met four times during 1999. The current members of the Executive Committee are Dr. Horovitz and Mr. Dougherty.

  Audit Committee. The Audit Committee is responsible for providing general oversight with respect to the accounting principles employed in the Company's financial reporting. The Audit Committee meets with the Company's principal financial and accounting officers and independent public accountants to review the scope of auditing procedures, the Company's policies relating to internal auditing and accounting procedures and controls, and to discuss results of the annual audit of the Company's financial statements. The Audit Committee met once during 1999. The current members of the Audit Committee are Dr. Horovitz and Mr. Shapiro, both non-employee members of the board of directors.

  Compensation Committee. The Compensation Committee has general supervisory power over, and the power to grant awards under, the Company's equity compensation plans. In addition, the Compensation Committee recommends to the board the compensation of the Company's President and Chief Executive Officer, reviews and takes action on the recommendations of the President and Chief Executive Officer as to the compensation of the Company's other officers and key personnel, approves the grants of any bonuses to officers, and reviews other compensation matters generally. The Compensation Committee met six times during 1999. The current members of the Compensation Committee are Dr. Canavan and Dr. Sanders.

  Nominating Committee. The Nominating Committee is authorized to consider candidates for directors of the Company. It is the policy of the Nominating Committee to consider director nominees recommended by stockholders. Any such recommendation, together with the nominee's qualifications and consent to being considered as a nominee, should be sent in writing to the Nominating Committee in care of the Secretary of the Company. The Nominating Committee did not hold any meetings during 1999. The current members of the Nominating Committee are Mr. Dougherty and Dr. Wyngaarden.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of March 24, 2000 (except as otherwise noted) regarding the ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this proxy statement and (iv) by all current executive officers and directors of the Company as a group.

                                                                             Number of Shares      Percent of
Beneficial Owner                                                           Beneficially Owned(1)    Class(2)
----------------                                                           ---------------------  -----------
State of Wisconsin Investment Board ("SWIB")(3).............................     5,245,900            18.6%
P.O. Box 7842
Madison, WI 53707
Wellington Management Company, LLP("Wellington")(3)(4)......................     3,681,400            13.1%
75 State Street
Boston, MA 02109
Michael A. Zasloff, M.D., Ph.D.(5)..........................................       609,670             2.2%
Roy C. Levitt, M.D.(6)......................................................       342,125             1.2%
Michael R. Dougherty (7)....................................................       332,000             1.2%
Robert F. Shapiro (8).......................................................       128,000               *
Kenneth J. Holroyd, M.D.(9).................................................        89,250               *
Zola P. Horovitz, Ph.D.(10).................................................        68,750               *
Bernard Canavan, M.D.(11)...................................................        59,750               *
Charles A. Sanders, M.D.(12)................................................        35,000               *
James B. Wyngaarden, M.D.(12)...............................................        25,000               *
Thomas J. Bigger(13)........................................................             0               *
All current executive officers and directors as a group (9 persons)(14).....     1,689,545             6.0%
------------

*   Less than one percent.

(1) Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options and warrants held by each individual or group to the extent such options and warrants are exercisable within sixty days of March 24, 2000.

(2) The percentage for each individual or group is based on 27,108,666 shares that were outstanding as of March 24, 2000 and all shares issuable upon the exercise of outstanding stock options and warrants held by such individual or group to the extent such options and warrants are exercisable within sixty days of March 24, 2000.

(3) This information is presented in reliance on information disclosed in a
    Schedule 13G filed with the Commission and reporting as of December 31, 1999.

(4) Of the shares reported, Wellington shares dispositive power with respect to all 3,681,400 shares and shares voting power with respect to 2,116,600 shares. The Wellington shares include 1,481,600 shares reported separately by Wellington Trust Company, NA, 75 State Street, Boston, MA 02109, for which shared dispositive and voting power was claimed by Wellington Trust Company, NA.

(5) Includes 266,000 shares of Common Stock issuable upon exercise of options within sixty days of March 24, 2000, 177,312 shares of Common Stock held by Dr. Zasloff's wife and 30,000 shares of Common Stock in trusts for the benefit of certain members of Dr. Zasloff's family.

(6) Includes 285,000 shares of Common Stock issuable upon exercise of options within sixty days of March 24, 2000, and 2,120 shares of Common Stock held in accounts of family members.

(7) Includes 289,500 shares of Common Stock issuable upon exercise of options within sixty days of March 24, 2000.

(8) Includes 20,000 shares of Common Stock issuable upon exercise of options within sixty days of March 24, 2000, and 5,000 shares of Common Stock held in an account for a foundation for which Mr. Shapiro is a trustee.

(9) Includes 75,250 shares of Common Stock issuable upon exercise of options within sixty days of March 24, 2000, and 9,000 shares of Common Stock held in a joint account where voting and investment power are shared.

(10) Includes 40,000 shares of Common Stock issuable upon exercise of options within sixty days of March 24, 2000.

(11) Includes 33,750 shares of Common Stock issuable upon exercise of options within sixty days of March 24, 2000.

(12) Includes 20,000 shares of Common Stock issuable upon exercise of options within sixty days of March 24, 2000.

(13) Mr. Bigger ceased to be an executive officer upon his resignation from the Company in May 1999.

(14)  See (5) through (12) above.

Compensation of Executive Officers and Directors

  The following table sets forth for the years ended December 31, 1999, 1998 and 1997 certain compensation paid by the Company to its Chief Executive Officer and all other executive officers of the Company as of December 31, 1999 and during the year-ended December 31, 1999.


                           Summary Compensation Table

                                                            Long-Term Compensation
                                                            ----------------------
                                            Annual Compensation                Securities
                                            -------------------  Shares        Underlying    All Other
Name and Principal Position           Year   Salary     Bonus    Issued (1)   Options/SARs  Compensation
---------------------------           ----  ---------  --------  -----------  ------------  ------------
Michael R. Dougherty................  1999   $287,100   $65,000      12,500        120,000       $0
President, Chief Executive Officer    1998    246,132    40,000           0        170,000        0
and Chief Financial Officer           1997    215,507    66,000           0         50,000        0

Roy C. Levitt, M.D..................  1999   $276,800   $52,500       9,000         80,000       $0
Executive Vice President and          1998    246,164    30,000       8,500 (2)    150,000        0
Chief Operating Officer               1997    230,098    66,000           0         60,000        0

Michael A. Zasloff, M.D., Ph.D......  1999   $263,653   $35,000       5,000         60,000       $0
Vice Chairman and Executive           1998    250,350    20,000           0         60,000        0
Vice President                        1997    237,356    67,000           0         40,000        0

Kenneth J. Holroyd, M.D.............  1999   $213,525   $45,000       5,000         60,000       $0
Senior Vice President (3)             1998    196,646    20,000           0        120,000        0

Thomas J. Bigger....................  1999   $179,487   $     0           0              0       $0
Senior Vice President (4)             1998    223,860     5,000           0         20,000        0
                                      1997    214,200    40,000           0         27,000        0
-------------

(1) Share issuances under the 1998 Equity Compensation Plan. Issuances occur in equal installments over four years, on the anniversary of the initial determination by the Compensation Committee, provided that the executive officer is still employed by the Company. In 1998, the Compensation Committee of the Board of Directors determined to issue an aggregate of 146,000 shares of common stock, as follows: Mr. Dougherty 50,000, of which 12,500 were issued in 1999; Dr. Levitt 36,000, of which 9,000 were issued in 1999; Dr. Zasloff 20,000, of which 5,000 were issued in 1999; Dr. Holroyd 20,000, of which 5,000 were issued in 1999; and Mr. Bigger 20,000, of which none were issued because of his resignation from the Company in May, 1999.

(2) Dr. Levitt was issued 8,500 shares of Common Stock in July, 1998 pursuant to his employment agreement.

(3) Dr. Holroyd joined the Company in February 1997 and was appointed an executive officer in 1998.

(4) Mr. Bigger ceased to be an executive officer upon his resignation from the Company in May 1999. Mr. Bigger's 1999 compensation as shown above represents salary through September 30, 1999, and is equivalent to an annual salary of $229,320.

  The following table sets forth certain information regarding stock options granted during 1999 to the persons named in the Summary Compensation Table.

                       Option Grants in Last Fiscal Year

                                              Individual Grants(1)
                                   ---------------------------------------------
                                               Percent of                          Potential Realizable
                                   Number of      Total                              Value At Assumed
                                   Securities    Options                           Annual Rates of Stock
                                   Underlying  Granted to                           Price Appreciation
                                    Options     Employees   Exercise  Expiration    for Option Term (2)
                                   ----------  ----------   --------  ----------  -----------------------
Name                                Granted     in 1999      Price       Date          5%         10%
----                               ----------  ----------   --------  ----------    --------    --------
Michael R. Dougherty..............     60,000       7%         $2.72    7/9/2009    $102,636    $260,099
                                       60,000       7%         $1.03   9/29/2009    $ 38,866    $ 98,493
Roy C. Levitt, M.D................     40,000       5%         $2.72    7/9/2009    $ 68,424    $173,399
                                       40,000       5%         $1.03   9/29/2009    $ 25,910    $ 65,662
Michael A. Zasloff, M.D., Ph.D....     30,000       4%         $2.72    7/9/2009    $ 51,318    $130,049
                                       30,000       4%         $1.03   9/29/2009    $ 19,433    $ 49,247
Kenneth J. Holroyd, M.D...........     30,000       4%         $2.72    7/9/2009    $ 51,318    $130,049
                                       30,000       4%         $1.03   9/29/2009    $ 19,433    $ 49,247
Thomas J. Bigger (3)..............         --       0%            --          --    $      0    $      0

(1) Options are non-qualified stock options to acquire shares of Common Stock with a stated term of ten years, vesting in four annual installments beginning one year after the date of grant. If a "change in control" (as defined in the 1992 Stock Option Plan and 1998 Equity Compensation Plan) were to occur, these options would become immediately exercisable in full.

(2) Potential Realizable Values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an option holder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the option holder's continued employment through the vesting period. The actual value to be realized by the option holder may be greater or less than the values estimated in this table.

(3) Mr. Bigger ceased to be an executive officer upon his resignation from the Company in May 1999.

  The following table sets forth certain information regarding stock option exercises during 1999 and the value of vested and unvested options for the persons named in the Summary Compensation Table as of December 31, 1999. Year-end values are based upon a price of $1.813 per share, which was the closing market price of a share of the Company's Common Stock on December 31, 1999.

      Aggregated Option Exercises in Last Year and Year-End Option Values

                                                               Number of Securities            Value of Unexercised
                                                              Underlying Unexercised               In-the-Money
                                    Shares                          Options at                      Options at
                                  Acquired on   Value           December 31, 1999                December 31, 1999
                                  -----------  --------     ---------------------------    ---------------------------
Name                               Exercise    Realized     Exercisable   Unexercisable    Exercisable   Unexercisable
----                              -----------  --------     ------------  -------------    -----------   -------------
Michael R. Dougherty.............           0        $0          289,500        302,500             $0         $46,980
Roy C. Levitt, M.D...............           0        $0          285,000        250,000             $0         $31,320
Michael A. Zasloff, M.D., PhD....           0        $0          266,000        157,000             $0         $23,490
Kenneth J. Holroyd, M.D..........           0        $0           75,250        170,250             $0         $23,490
Thomas J. Bigger (1).............           0        $0                0              0             $0         $     0

(1) Mr. Bigger ceased to be an executive officer upon his resignation from the Company in May 1999.


Other Compensation

  The Company has entered into an employment agreement with Dr. Zasloff pursuant to which, among other things, Dr. Zasloff will receive a $50,000 bonus upon approval by the U.S. Food and Drug Administration of the first product developed by the Company under his direction.

  In January 1996, the Company entered into an employment agreement with Dr. Levitt pursuant to which, among other things, Dr. Levitt will receive up to an additional 75,000 options in the event certain milestones are achieved in a certain area of research.

  The 1998 Equity Compensation Plan provides for the issuance of up to 375,000 shares of Common Stock. In 1999 the Company reserved a total of 32,500 shares for issuance under the Plan, as follows: 15,000 shares to Mr. Dougherty, 7,500 shares to Dr. Levitt, 5,000 shares to Dr. Zasloff and 5,000 shares to Dr. Holroyd subject to certain conditions. Shares will be issued to each executive officer at a rate of 25% each year beginning in July 2000, provided that the officer is still employed by the Company.

  The Company does not currently grant any long-term incentives, other than stock options and awards, to its executives or other employees. Similarly, the Company does not sponsor any defined benefit or actuarial plans at this time.

  The Company's executive officers are entitled to receive six to twelve months' base salary in the event that their employment is terminated by the Company without "cause." In addition, in the event that Dr. Levitt is terminated prior to January 1, 2001 for reasons other than "cause", the Company will be obligated to pay royalties to Dr. Levitt with respect to certain intellectual property transferred by Dr. Levitt to the Company.

Compensation of Directors

  All non-employee directors receive an annual fee of $15,000 for their services to the Company as directors, and are reimbursed for expenses incurred in connection with attending meetings of the board of directors. As Chairman of the Board, Dr. Horovitz receives an additional annual fee of $45,000.

  The following Compensation Committee Report and the Comparative Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         COMPENSATION COMMITTEE REPORT


Compensation Philosophy

  The Compensation Committee of the board of directors (the "Compensation Committee") believes that a well designed compensation program should align the goals of the stockholders with the goals of the executive, and that a significant portion of executive compensation, over the long-term, should be dependent upon the value created for the stockholders. However, the Compensation Committee recognizes that, in the short-term, the value of the Company will be affected by many factors, some transient in nature and beyond the control of the Company's executives. This is especially true in the biotechnology industry which is characterized by a large number of small companies, long product lead times, highly volatile stock prices and few commercial products. In order to attract and retain qualified executives in such an environment, the Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value for stockholders with components based upon the achievement of shorter-term strategic goals. These goals generally include the progress of research and drug development programs, adherence to budgets, strengthening of the Company's financial position and success in entering into appropriate business collaborations. The Compensation Committee expects that the achievement of these shorter-term goals will contribute to the long-term success of the Company. In light of the Company's need to develop its technology into viable products, progress toward achievement of research and development objectives is the most significant individual factor considered in determining compensation levels.

  The Company competes with both biotechnology companies and pharmaceutical companies in the hiring and retention of qualified personnel. Particularly as compared to the pharmaceutical industry, the cash compensation of the Company's executives is below those levels available to executives of similar background and experience. Likewise, the Company does not offer the type of retirement benefits often available at such other entities. The Company must therefore place greater emphasis on long-term compensation, principally including the grant of stock options and awards.

  The Company's compensation program for executive officers is comprised of base salary, performance bonuses, longer-term incentive compensation in the form of stock options and awards, and benefits available generally to all of the Company's employees. The process utilized by the Compensation Committee in determining executive officer compensation levels for each of these components is based on the Compensation Committee's subjective judgment, and the other factors noted herein.

Compensation Components

  Base Salary. Base salary levels for the Company's executive officers are reviewed on an annual basis by the Compensation Committee. In conducting this review, the Compensation Committee considers the various items noted above, including competitive factors and industry trends, as well as performance within the Company, and changes in job responsibility. The Compensation Committee also reviews certain compensation information publicly available and gathered informally, including merit increase data, and also considers salary history at the Company. In 1999, Mr. Dougherty's base salary was increased from $270,000 to $286,000.

  Performance Bonus Compensation. The Compensation Committee annually considers awards of cash bonuses to executives in order to provide a direct financial incentive to achieve Company and individual objectives, generally related to the goals described above. Specific objectives are determined yearly as part of the Company's annual operating plan and budget. The granting of any such bonus is totally discretionary and is determined based upon the Compensation Committee's evaluation of each executives' performance in attaining such corporate and individual goals and objectives. Performance bonuses are expected to represent a significant portion of executives total cash compensation.

  The Compensation Committee assessed a number of factors in considering cash bonuses for 1999, including:

  (i) the lack of achievement by the Company of its principal business objective in 1999, that being the attainment of approval for LOCILEXTM Cream from the Food and Drug Administration ("FDA"),

  (ii) the achievement by the Company of other business objectives, including:
          a) the completion of Phase I clinical testing of squalamine, the Company's angiogenesis inhibitor,
          b)  the commencement of Phase II clinical testing of squalamine, and
          c)  the progress of the Company's respiratory genomics program,

  (iii)   the refocusing of the Company after the unfavorable FDA decision,

  (iv) the significant increase in responsibilities of individual members of executive management given the reduction in size of the team from six members to four, resulting in a significant decrease in aggregate executive compensation.

  Mr. Dougherty was awarded a cash bonus in 1999 of $65,000. With respect to aggregate base salary and performance bonus compensation, the Committee reviews certain cash compensation survey materials and noted that Mr. Dougherty's base salary and cash bonus places Mr. Dougherty in approximately the 50th percentile of compensation in the biopharmaceutical industry. Some, but not all of the companies in the compensation survey are included in the Index of Nasdaq Pharmaceutical Stocks in the Comparative Stock Performance Graph.

  Stock Option Grants. The objective of option grants is to align the long-term financial interests of the option holder with the financial interests of the Company's stockholders. Stock option exercise prices are set at the prevailing market price at the time of grant, and stock options will only have value if the Company's stock price increases. The Company, as with all biopharmaceutical companies, relies heavily upon stock option grants. Without such incentives, it would not be possible to attract and retain qualified managers or scientists. The Compensation Committee generally considers stock option grants on an annual basis as a means to continue to incentivize the Company's senior managers to work toward increasing stockholder value; however, the granting of any such options is totally discretionary. In order to assess competitive factors, the Committee also analyzes data relating to option grants being awarded to executives of other biopharmaceutical companies.

  The Compensation Committee made grants to executive officers aggregating 320,000 shares in total. The exercise price of all grants was the fair market value on the date of grant. Mr. Dougherty was awarded options to purchase 120,000 shares in 1999. The committee also took note of the fact that Mr. Dougherty's and other executive officers' prior option awards were exercisable at prices in excess of the current value of the Company's Common Stock, and determined that additional awards were appropriate to continue to incentivize the management group to build value within the Company.

  The Committee also determined to issue an aggregate of 32,500 shares of common stock to executive officers, including 15,000 shares to Mr. Dougherty in 1999, with the first issuance to occur in 2000. The issuances will occur in equal installments over the next four years, provided that the executive officer is still employed by the Company. The Committee believes such issuances provide an additional alignment of the long-term financial interest of the Company's management with the Company's stockholders and serve as a valuable tool for retaining executive officers.

  Payments during 1999 to the Company's executives under the various programs discussed above were made in accordance with the provisions of Section 162(m) of the Code which became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a public company for compensation paid to certain individuals to $1 million, except to the extent that any excess compensation is performance-based compensation. In accordance with current regulations, the amounts realized upon the exercise of stock options will qualify as performance-based compensation.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Bernard Canavan, M.D.
Charles A. Sanders, M.D.

April 14, 2000

Compensation Committee Interlocks and Insider Participation

  The members of the Compensation Committee are Dr. Canavan and Dr. Sanders. There are currently no compensation committee interlocks with any other companies or insider participation on the Compensation Committee.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return of the Company's Common Stock with the cumulative total stockholder return of (i) the Nasdaq Stock Market (U.S.) Index (the "Nasdaq Index"), and (ii) the Index of Nasdaq Pharmaceutical Stocks (the "Pharmaceutical Index"), assuming an investment of $100 on December 31, 1994 in each of the Common Stock of the Company, the stocks comprising the Nasdaq Index and the stocks comprising the Pharmaceutical Index, and further assuming reinvestment of dividends.


[INDEX CHART]

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG MAGAININ PHARMACEUTICALS INC.,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX
                     AND THE NASDAQ PHARMACEUTICALS INDEX


MEASUREMENT PERIOD      MAGAININ          NASDAQ STOCK       NASDAQ
   (FISCAL YEAR      PHARMACEUTICALS      MARKET (U.S.)   PHARMACEUTICAL
     COVERED)             INC.               INDEX           INDEX
------------------   ---------------      -------------   --------------

       Dec-94            100.00              100.00            100.00
       Dec-95            488.37              141.33            183.41
       Dec-96            358.14              173.89            183.98
       Dec-97            300.00              213.07            189.98
       Dec-98            118.60              300.25            241.68
       Dec-99             67.46              542.43            451.62

*  $100 INVESTED ON 12/31/94 IN STOCK OR INDEX-
   INCLUDING REINVESTMENT OF DIVIDENDS.
   FISCAL YEAR ENDING DECEMBER 31.

                 INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS

  Richard A. Eisner & Company, L.L.P. served as the Company's independent accountants from the Company's inception in June 1987 through 1998. In January 1999, the Company replaced Richard A. Eisner & Company, LLP as its independent public accountants and auditors, and engaged KPMG LLP to serve as its independent public accountants and auditors beginning with the audit of the year ended December 31, 1998. The replacement of Richard A. Eisner & Company, LLP and the engagement of KPMG LLP was approved by the Audit Committee of the Board of Directors. The Company filed a Current Report on Form 8-K disclosing this change in January 1999. KPMG LLP served as the Company's independent public accountants and auditors in 1999. The Company has requested that a representative of KPMG LLP attend the 2000 Annual Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.


                                 OTHER MATTERS

  As of the date of this proxy statement, the board of directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on its review of the copies of such reports received by the Company and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1999, all filing requirements applicable to its officers, directors and ten-percent stockholders were satisfied.


               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

  Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2001 annual meeting, such proposals must be received by the Company no later than December 31, 2000. Proposals should be directed to the attention of the Secretary of the Company.


                                    By Order of the Board of Directors,


                                    Michael R. Dougherty
                                    Secretary

April 14, 2000

PROXY                                                                      PROXY

                         MAGAININ PHARMACEUTICALS INC.
                 Annual Meeting of Stockholders, May 22, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Michael R. Dougherty and Zola P. Horovitz, or either one of them acting singly, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Magainin Pharmaceuticals Inc. to be held on May 22, 2000, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the meeting or any adjournments thereof, all as set forth in the April 14, 2000 Proxy Statement.



           PLEASE MARK YOUR CHOICE LIKE THIS [x] IN BLUE OR BLACK INK THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

1. Election of the following nominees as directors: Zola P. Horovitz, Ph.D., Bernard Canavan, M.D., Michael R. Dougherty, Roy C. Levitt, M.D., Charles
     A. Sanders, M.D., Robert F. Shapiro, James B. Wyngaarden, M.D., and Michael
     A. Zasloff, M.D., Ph.D.


For all            Withhold for     Withhold for the following only: (Write the
nominees           all nominees     names of the nominee(s) in the space below)

 [  ]                  [   ]
                                    -------------------------------------------

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE,
                     PLEASE DATE, SIGN AND RETURN PROMPTLY.



2.   To vote on such other matters that may properly come before the meeting.

  THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING,
       PROXY STATEMENT AND ANNUAL REPORT OF MAGAININ PHARMACEUTICALS INC.

                                        (Signature should be exactly as name or
                                        names appear on this proxy. If stock is
                                        held jointly, each holder should sign.
                                        If signing is by attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title.)

                                        Dated                      , 2000
                                             ----------------------

                                        Signature
                                                  ----------------------------


                                        --------------------------------------
                                        Signature if held jointly

                                        I plan to attend the meeting:

                                                                Yes[  ] No[  ]

     This Proxy will be voted FOR all nominees unless otherwise indicated, and in the discretion of the proxies on all other matters
                      properly brought before the meeting.